Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioMarin Pharmaceutical Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos.  333‑206094, 333-197759, 333-201504, 333-188620, 333-168552, 333-136963, 333-84787, 333-85368 and 333-181697) and the registration statements on Form S-3 (No. 333-212974 and 333-191604) of BioMarin Pharmaceutical Inc. and subsidiaries of our reports dated February 27, 2017, with respect to the consolidated balance sheets of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of BioMarin Pharmaceutical Inc. and subsidiaries. Our report refers to a change in accounting for share-based compensation.

/s/ KPMG LLP

San Francisco, California
February 27, 2017